                                                                      Exhibit 99


[LOGO]                                               The Brink's Company
                                                     1801 Bayberry Court
                                                     P.O. Box 18100
                                                     Richmond, VA 23226-8100 USA
PRESS RELEASE
                                                     Tel. 804.289.9600
                                                     Fax 804.289.9758

Contact:                                             FOR IMMEDIATE RELEASE
Investor Relations
804.289.9709


                           THE BRINK'S COMPANY REPORTS
                             FOURTH-QUARTER EARNINGS

       Profits Decline at Brink's, Incorporated and Brink's Home Security Company Expects Continued Sales Growth and Earnings Rebound In 2006


     RICHMOND, Va., February 9, 2006 - The Brink's Company (NYSE: BCO) reported that income from continuing operations for the fourth quarter of 2005 was $3.2 million or 6 cents per share versus $16.5 million or 30 cents per share in 2004. The lower results were driven by a decline in profits at Brink's, Incorporated, the company's secure transportation and cash management subsidiary. Profits at Brink's Home Security also declined. In addition, the effective tax rate for the fourth-quarter of 2005 was unusually high due to taxes on repatriated dividends and the mix of income and losses by tax jurisdiction.

     On January 31, The Brink's Company completed the sale of its BAX Global subsidiary to Deutsche Bahn AG for $1.1 billion. Accordingly, results for BAX Global have been reported as discontinued operations for all periods presented.

     Fourth-quarter 2005 revenue from continuing operations was $663.1 million, up 9% from $606 million in the fourth quarter of 2004, as both operating units reported higher sales. Fourth-quarter 2005 operating profit from continuing operations was $24.1 million, down 32% from $35.3 million in the fourth-quarter of 2004, largely reflecting the profit decline at Brink's, Incorporated.

Year-over-year reductions in costs related to former coal operations and lower corporate expenses partially offset the lower profits at Brink's, Incorporated.

     The fourth-quarter 2005 tax provision was unusually high in relation to income before taxes primarily due to the recording of $3 million in additional taxes on the repatriation of $49 million in dividends under the American Jobs Creation Act and a higher level of losses in units where the use of tax benefits from operating losses is not probable.

     Fourth-quarter 2005 net income for The Brink's Company, including discontinued operations and the cumulative effect of a change in accounting principle, was $47.7 million or 83 cents per share versus $39 million or 70 cents per share in the fourth quarter of 2004.

     Michael T. Dan, chairman, president and chief executive officer of The Brink's Company, said: "Fourth-quarter results in both operating units were disappointing. Despite solid revenue growth, profits at Brink's, Incorporated were substantially lower due to higher costs in European and North American operations. The full-year operating profit margin at Brink's, Incorporated was 5.2%. In 2006, we expect to see improved performance in Europe based on actions taken in 2005 and cost controls worldwide. As a result, we should see the operating margin in this business rebound toward 7% with percentage revenue growth in the high single digits. The decline in fourth-quarter profits at Brink's Home Security was due primarily to higher costs related to installations in new residential construction markets along with the effects of revenue losses from Hurricane Katrina. Most of the hurricane-related losses are expected to be recovered from insurance at a later date. In 2006, we expect year-over-year sales and profit growth at Brink's Home Security to exceed 10%."

     Dan added: "The recent sale of BAX Global has provided approximately $1 billion that will be used to substantially change the company and enhance shareholder value. We have already contributed $225 million to the VEBA, pushing its funding level to over $400 million, the high end of our previously announced goal. We have also reduced debt by $46 million and will reduce it by up to an additional $140 million. This will leave us with sufficient borrowing capacity to pursue growth opportunities. We are also evaluating how to address pension liabilities and growth opportunities. Finally, pending consideration and approval by our board of directors, we are studying the return of between $400 million and $600 million to shareholders through share repurchases."

                             Full-Year 2005 Results

     Full-year 2005 revenue from continuing operations was $2.5 billion, up 12% from $2.3 billion in 2004. Full-year operating profit from continuing operations was $115.4 million, down 16% from $137.4 million in 2004. Income from continuing operations was $39.3 million or 69 cents per share in 2005, compared with $71.5 million or $1.29 per share in 2004.

                    Fourth-Quarter Business Unit Performance

Brink's, Incorporated ("Brink's")
--------------------------------

     Brink's fourth-quarter 2005 revenue rose 9% to $560.1 million. International revenue increased 9% to $358 million due primarily to higher sales in South America and the Asia-Pacific region. Revenues in Europe were up slightly due to the acquisitions that were completed earlier in 2005, partially offset by the effect of weakening European currencies relative to the U.S. dollar. North American revenue increased 7% to $202.1 million, largely on increased Global Services and Cash Logistics business.

     Brink's fourth-quarter 2005 operating profit was $25.2 million, down $16.7 million from the year-ago quarter. Profits from International operations declined from $26.7 million to $14.7 million, reflecting weak results in Europe. Profits in North America declined $4.7 million to $10.5 million due mainly to higher vehicle and pension costs in the United States. Higher safety and security costs also dampened results in both North American and International operations.

Brink's Home Security
---------------------

     Fourth-quarter 2005 revenue at Brink's Home Security increased 14% to $103 million due primarily to growth in the subscriber base. Operating profit declined 5% to $20.3 million as slightly higher profits from recurring services were more than offset by increased investment in new subscribers.

     Excluding the impact of Hurricane Katrina on the subscriber count, the annualized disconnect rate for the fourth quarter of 2005 increased to 8.0%
versus 5.9% in the year-ago quarter and for the full-year increased to 6.7% versus 6.6% in 2004. Including the effects of Hurricane Katrina, the disconnect rates for the fourth-quarter and twelve months of 2005 were 8.2% and 7.2%, respectively. The fourth-quarter 2005 disconnect rate included a reduction of approximately 5,300 subscribers as a result of updating records and reconciling subscriber counts.

     Brink's Home Security installed 41,900 new subscribers during the quarter, a 10% increase over the number of new subscribers added in the fourth quarter of 2005, and ended the year with approximately 1,019,000 subscribers generating monthly recurring revenue of $29.1 million (see Non-GAAP Reconciliations for a reconciliation of monthly recurring revenue to reported revenue).

                Other Costs and Expenses - Continuing Operations

     Costs related to former coal operations, which consist primarily of costs for company-sponsored medical coverage for former miners and their dependents, declined to $6.3 million in the fourth quarter of 2005 from $12.4 million in the prior-year period. The decrease in costs related to former coal operations is due primarily to the recording of higher gains from asset sales and liability settlements in the fourth-quarter of 2005 than in the prior-year period.

                       Discontinued BAX Global Operations

     Fourth-quarter 2005 revenue from BAX Global was $856.5 million versus $691.1 million in the year-ago period. Fourth-quarter operating profit was $45.2 million, up from $24.5 million in 2004.

Full-year 2005 revenue from BAX Global was $2.9 billion versus $2.4 billion in 2004. Full-year 2005 operating profit was $91.4 million up from $52.6 million in 2004. See "Income From Discontinued Operations" for additional details.

                         Change in Accounting Principle

     The Brink's Company adopted FASB Interpretation No. 47, "Accounting for Contingent Asset Retirement Obligations" (FIN 47) during the fourth quarter of 2005 and, accordingly, recorded a $5.4 million after-tax charge against earnings. The company does not currently expect that FIN 47 will have a significant annual effect on reported operating results in the future.

This release contains both historical and forward-looking information. Words such as "anticipates," "estimates," "expects," "projects," "intends," "plans," "believes," "may," "should" and similar expressions may identify forward-looking information. Forward-looking information in this document includes, but is not limited to, statements regarding expected sales growth and profit improvement for the company and its subsidiaries in 2006, expected improvements in Brink's, Incorporated's European operations, possible insurance recoveries, use of proceeds from the sale of BAX Global and the impact of FIN 47 on operating results. The forward-looking information in this document is subject to known and unknown risks, uncertainties and contingencies that could cause actual results to differ materially from those that are anticipated.

These risks, uncertainties and contingencies, many of which are beyond the control of The Brink's Company and its subsidiaries, include, but are not limited to the impact of operational improvements in the security operations and the timing of any such impact, including the effect of restructuring efforts by Brink's, Incorporated, the ability of the businesses to meet demand appropriately, the ability to identify and execute further cost and operational improvements in the core businesses, Brink's, Incorporated's ability to integrate recent acquisitions, the performance of Brink's, Incorporated's operations in Europe, positions taken by insurers with respect to claims made, the financial condition of the insurers, IT costs and costs associated with ongoing contractual obligations, the ability of Brink's Home Security to continue to maintain its subscriber growth and return to a lower disconnect rate, the transition by Brink's Home Security of customer care operations to its Knoxville facility and costs associated with the completion of the new facility, pension plan and other employee obligations, labor relations, safety and security performance, decisions by the company's board of directors regarding the use of proceeds from the sale of BAX Global, strategic initiatives and acquisition opportunities, the company's tax position and the tax impact of various decisions regarding the use of proceeds, the satisfaction or waiver of limitations on the use of proceeds contained in various of the company's financing arrangements, the demand for capital, the cash and debt position of the company, overall domestic and international economic, political, social and business conditions, capital markets performance, the strength of the U.S. dollar relative to foreign currencies, interest rates, inflation, new government regulations and legislative initiatives (including local initiatives relating to police response to alarms), domestic and international demand for services of the subsidiaries of The Brink's Company, the financial stability of companies with payment obligations under the Health Benefit Act, pricing and other competitive factors, variations in costs or expenses and performance delays of any public or private sector supplier, service provider or customer. The information included in this release is representative only as of the date of this release, and The Brink's Company undertakes no obligation to update any information contained in this release.

About The Brink's Company
The Brink's Company (NYSE: BCO) is a global leader in business and security services and operates two businesses, Brink's, Incorporated and Brink's Home Security. Brink's, Incorporated is the world's premier provider of secure transportation and cash management services. Brink's Home Security is one of the largest and most successful residential alarm companies in North America. For more information, please visit The Brink's Company website at www.brinkscompany.com, or call toll-free 877-275-7488.

Conference Call
The Brink's Company will host a conference call today, February 9, at 11:00 a.m. eastern time to discuss this press release. Interested parties can listen to the conference call by dialing 877-407-0778 within North America or 201-689-8565 from outside North America, or via live webcast at www.brinkscompany.com. Please dial in at least five minutes prior to the start of the call. Dial-in replay will be available through February 23, 2006, by calling 877-660-6853 within North America or 201-612-7415 outside North America. The conference pass code is 286 and the conference ID for the replay is 191961. A webcast replay will also be available at www.brinkscompany.com.

                               THE BRINK'S COMPANY
                                and Subsidiaries

                 Condensed Consolidated Statements of Operations
                                   (Unaudited)



                                                                          Three Months Ended                   Years Ended
                                                                             December 31,                      December 31,
(In millions, except per share amounts)                                 2005             2004              2005            2004
--------------------------------------------------------------------------------------------------------------------------------
Revenues                                                             $  663.1           606.0            2,549.0        2,277.5

Expenses:
Operating expenses                                                      529.2           469.5            2,041.8        1,790.7
Selling, general and administrative expenses                            116.1           103.2              406.8          360.5
--------------------------------------------------------------------------------------------------------------------------------
   Total expenses                                                       645.3           572.7            2,448.6        2,151.2
Other operating income, net                                               6.3             2.0               15.0           11.1
--------------------------------------------------------------------------------------------------------------------------------
   Operating profit                                                      24.1            35.3              115.4          137.4

Interest expense                                                         (4.6)           (4.8)             (18.6)         (20.8)
Interest and other income, net                                            2.2             0.7                9.3            7.9
Minority interest                                                        (4.0)           (4.6)             (14.3)         (12.4)
--------------------------------------------------------------------------------------------------------------------------------
  Income from continuing operations before income taxes                  17.7            26.6               91.8          112.1
Income tax expense                                                       14.5            10.1               52.5           40.6
--------------------------------------------------------------------------------------------------------------------------------

   Income from continuing operations                                      3.2            16.5               39.3           71.5

Income from discontinued operations, net of tax                          49.9            22.5              108.5           50.0
Cumulative effect of change in accounting principle                      (5.4)            -                 (5.4)           -
--------------------------------------------------------------------------------------------------------------------------------
Net income                                                           $   47.7            39.0              142.4          121.5
--------------------------------------------------------------------------------------------------------------------------------


Basic net income per common share:
   Continuing operations                                             $   0.06            0.30               0.70           1.31
   Discontinued operations                                               0.87            0.41               1.93           0.92
   Cumulative effect of change in accounting principle                  (0.09)           -                 (0.10)          -
--------------------------------------------------------------------------------------------------------------------------------
                                                                     $   0.84            0.71               2.53           2.23
================================================================================================================================
Diluted net income per common share:
   Continuing operations                                             $   0.06            0.29               0.69           1.29
   Discontinued operations                                               0.86            0.41               1.90           0.91
   Cumulative effect of change in accounting principle                  (0.09)           -                 (0.09)          -
--------------------------------------------------------------------------------------------------------------------------------
                                                                     $   0.83            0.70               2.50           2.20
================================================================================================================================
Weighted-average common shares outstanding:
   Basic                                                                 57.0            55.2               56.3           54.6
   Diluted                                                               57.8            56.0               57.0           55.3
--------------------------------------------------------------------------------------------------------------------------------

                               THE BRINK'S COMPANY
                                and Subsidiaries
                                   (Unaudited)



                                                           Three Months Ended                   Years Ended
                                                              December 31,                      December 31,
(In millions, except as noted)                           2005             2004              2005            2004
-----------------------------------------------------------------------------------------------------------------
                               Segment Information


   Revenues:
     Brink's                                        $    560.1            515.9           2,156.9        1,931.9
     Brink's Home Security                               103.0             90.1             392.1          345.6
-----------------------------------------------------------------------------------------------------------------
       Revenues                                     $    663.1            606.0           2,549.0        2,277.5
=================================================================================================================

   Operating profit:
     Brink's                                        $     25.2             41.9             111.9          144.7
     Brink's Home Security                                20.3             21.4              87.4           80.8
-----------------------------------------------------------------------------------------------------------------
       Business segments                                  45.5             63.3             199.3          225.5
     Former coal operations                               (6.3)           (12.4)            (39.2)         (45.9)
     Corporate                                           (15.1)           (15.6)            (44.7)         (42.2)
-----------------------------------------------------------------------------------------------------------------
       Operating profit                             $     24.1             35.3             115.4          137.4
=================================================================================================================

                       Supplemental Financial Information

   Brink's:
     Revenues:
       North America                                $    202.1            188.4             778.2          733.7
       International                                     358.0            327.5           1,378.7        1,198.2
-----------------------------------------------------------------------------------------------------------------
     Revenues                                       $    560.1            515.9           2,156.9        1,931.9
-----------------------------------------------------------------------------------------------------------------
     Operating profit:
       North America                                $     10.5             15.2              49.4           55.2
       International                                      14.7             26.7              62.5           89.5
-----------------------------------------------------------------------------------------------------------------
     Operating profit                               $     25.2             41.9             111.9          144.7
-----------------------------------------------------------------------------------------------------------------

   Brink's Home Security:
     Revenues                                       $    103.0             90.1             392.1          345.6
-----------------------------------------------------------------------------------------------------------------
     Operating profit:
       Recurring services                           $     40.0             39.8             167.5          147.8
       Investment in new subscribers                     (19.7)           (18.4)            (80.1)         (67.0)
-----------------------------------------------------------------------------------------------------------------
     Operating profit                               $     20.3             21.4              87.4           80.8
-----------------------------------------------------------------------------------------------------------------

     Monthly recurring revenues (a)                                                    $     29.1           26.1
     Annualized disconnect rate                            8.2%             5.9%              7.2%           6.6%

     Number of subscribers (in thousands):
       Beginning of period                               997.8            896.5             921.4          833.5
       Installations                                      41.9             38.2             167.3          146.0
       Disconnects                                       (20.9)           (13.3)            (69.9)         (58.1)
-----------------------------------------------------------------------------------------------------------------
     End of period                                     1,018.8            921.4           1,018.8          921.4
     Average number of subscribers                     1,011.1            908.7             972.8          875.5
-----------------------------------------------------------------------------------------------------------------

(a) See "Non-GAAP Reconciliations" below.

                               THE BRINK'S COMPANY
                                and Subsidiaries


                 Supplemental Financial Information (continued)
                                   (Unaudited)


        COSTS OF FORMER COAL OPERATIONS INCLUDED IN CONTINUING OPERATIONS




                                                                   Three Months Ended                    Years Ended
                                                                      December 31,                       December 31,
(In millions)                                                     2005            2004              2005            2004
-------------------------------------------------------------------------------------------------------------------------
Company-sponsored postretirement benefits other
   than pensions                                              $    8.6             9.2               35.2           37.1
Black lung                                                         1.0             1.1                4.1            4.8
Pension                                                            1.1             0.4                4.5            1.8
Administrative, legal and other expenses, net                      2.0             2.4                7.2            9.2
Gains on sale of property and equipment and other income (a)      (6.4)           (0.7)             (11.8)          (7.0)
-------------------------------------------------------------------------------------------------------------------------
Costs of former coal operations                               $    6.3            12.4               39.2           45.9
=========================================================================================================================

(a) The company recognized gains of $2.8 million in the third quarter of 2005 and $3.0 million in the fourth quarter of 2005 related to recognizing deferred gains on the 2003 sale of its West Virginia coal operations. In addition, the company recognized a $3.1 million gain in the fourth quarter of 2005 from the settlement of royalty obligations for former Kentucky coal operations.


                       INCOME FROM DISCONTINUED OPERATIONS


                                                            Three Months Ended                Years Ended
                                                               December 31,                   December 31,
(In millions)                                               2005         2004             2005            2004
---------------------------------------------------------------------------------------------------------------
Gain (loss) on sales of:
   Timber                                                $   -             -               -              20.7
   Gold                                                      -             -               -              (0.9)
   Coal                                                      -             5.0             -               5.0
   BAX Global (costs associated with sale)                  (2.8)          -              (2.8)            -

Income (loss) from operations:
   BAX Global (a)                                           43.9          23.9            86.8            49.5
   Timber                                                    -             -               -              (0.5)
   Gold                                                      -             -               -              (1.2)

Adjustments to contingent assets and liabilities of
   former operations:
   Litigation settlement gain (b)                           15.1           -              15.1             -
   Health Benefit Act                                        2.3           3.2             2.3             3.2
   Reclamation liabilities                                  (1.4)         (0.1)           (6.2)           (0.1)
   Workers' compensation                                     0.4          (4.9)            0.4            (4.9)
   Withdrawal liability                                      -             7.3             6.1            15.4
   Other                                                    (0.2)         (0.4)            0.1            (3.3)
---------------------------------------------------------------------------------------------------------------
Income from discontinued operations before income taxes     57.3          34.0           101.8            82.9
Income tax (expense) benefit (c)                            (7.4)        (11.5)            6.7           (32.9)
---------------------------------------------------------------------------------------------------------------
Income from discontinued operations                      $  49.9          22.5           108.5            50.0
===============================================================================================================

(a) In January 2006, the company sold its BAX Global operations for $1.1 billion. BAX Global's results of operations have been reported as discontinued operations for all periods presented.
(b) The company reached an agreement with the U.S. government in the fourth quarter of 2005 related to refunds of prior-year Federal Black Lung Excise Tax payments. The company expects to receive refunds of $15.1 million in early 2006.
(c) During the third quarter of 2005, the company finalized discussions with the Internal Revenue Service over certain tax credit carryforwards related to the former natural resources businesses. The company recognized a $27.4 million tax benefit in the third quarter of 2005 in discontinued operations as a result of resolving these discussions. The benefit does not result in current cash receipts but has increased the company's tax credit carryforwards available to reduce future U.S. income tax payments.

                               THE BRINK'S COMPANY
                                and Subsidiaries

                 Supplemental Financial Information (continued)
                                   (Unaudited)


Cumulative Effect of a Change in Accounting Principle
In March 2005, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. 47, "Accounting for Contingent Asset Retirement Obligations" ("FIN 47"), an interpretation of Statement of Financial Accounting Standards ("SFAS") No. 143, "Asset Retirement Obligations." FIN 47 clarifies that the term "conditional asset retirement obligation" as used in SFAS No. 143 refers to a legal obligation associated with the retirement of a tangible long-lived asset in which the timing and (or) method of settlement is conditional on a future event that may or may not be within the control of the entity. An entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated, even if conditional on a future event. The company has conditional asset retirement obligations primarily associated with leased facilities. The company adopted FIN 47 on December 31, 2005 and recognized the following upon implementing the standard.


(In millions)
-----------------------------------------------------------------------------
Total assets (a)                                                 $       4.7
-----------------------------------------------------------------------------
Total liabilities (b)                                                  (10.1)
-----------------------------------------------------------------------------

Cumulative effect of change in accounting principle, net of tax  $      (5.4)
=============================================================================
(a) Includes $1.1 million of assets held for sale.
(b) Includes $2.1 million of liabilities held for sale.

                               THE BRINK'S COMPANY
                                and Subsidiaries

                 Supplemental Financial Information (continued)
                                   (Unaudited)



                         SELECTED CASH FLOW INFORMATION




                                                          Three Months Ended      Years Ended
                                                            December 31,          December 31,
(In millions)                                              2005      2004       2005       2004
--------------------------------------------------------------------------------------------------
   Depreciation and amortization:
     Brink's                                            $  23.4      23.1       90.5       81.0
     Brink's Home Security                                 15.2      13.5       58.1       51.5
     Corporate                                              0.3       0.2        0.7        0.7
--------------------------------------------------------------------------------------------------
       Depreciation and amortization                    $  38.9      36.8      149.3      133.2
==================================================================================================

   Capital expenditures:
     Brink's                                            $  35.7      26.4      109.0       76.2
     Brink's Home Security (a)                             42.5      30.8      162.2      117.6
     Corporate                                             -          0.3        0.5        1.1
--------------------------------------------------------------------------------------------------
       Capital expenditures                             $  78.2      57.5      271.7      194.9
==================================================================================================

(a)  Capital expenditures  at  BHS in  the first quarter of  2005 include  $10.2 million for the purchase of BHS's headquarters. The facility was previously leased. BHS capital expenditures for 2005 also include $7.4 million for the development of the Knoxville facility.


   Other Brink's Home Security cash flow information:
     Impairment charges from subscriber disconnects     $  12.3       9.0       45.2      38.4
     Amortization of deferred revenue                      (7.8)     (6.6)     (29.5)    (26.1)
     Deferral of subscriber acquisition costs
       (current year payments)                             (6.0)     (5.1)     (22.9)    (19.5)
     Deferral of revenue from new subscribers
       (current year receipts)                             10.5       8.7       40.7      34.6
==================================================================================================

                               THE BRINK'S COMPANY
                                and Subsidiaries



                            NON-GAAP RECONCILIATIONS
                                   (Unaudited)



Monthly Recurring Revenues

A reconciliation of monthly recurring revenues to reported Brink's Home Security revenues follows:


                                                          Years Ended
                                                          December 31,
                                                      2005           2004
----------------------------------------------------------------------------
December:
   Monthly recurring revenues ("MRR") (a)      $      29.1             26.1
   Amounts excluded from MRR:
     Amortization of deferred revenue                  3.3              2.1
     Other revenues (b)                                2.5              1.8
----------------------------------------------------------------------------
   Revenues on a GAAP basis                           34.9             30.0
============================================================================

Revenues (GAAP basis):
   December                                           34.9             30.0
   January - November                                357.2            315.6
----------------------------------------------------------------------------
   January - December                          $     392.1            345.6
============================================================================
(a) MRR is calculated based on the number of subscribers at period end multiplied by the average fee per subscriber received in the last month of the period for contracted monitoring and maintenance services.
(b)  Revenues that are not pursuant to monthly contractual billings.



The company believes the presentation of MRR is useful to investors because the measure is widely used in the industry to assess the amount of recurring revenues from subscriber fees that a monitored security service business produces. This supplemental non-GAAP information should be viewed in conjunction with the company's consolidated statement of operations.

Net Debt and Net Financings
                                                          December 31,
                                                      2005           2004
----------------------------------------------------------------------------
Short-term debt and current maturities of
  long-term debt                               $      61.0             62.6
Long-term debt                                       251.9            181.6
----------------------------------------------------------------------------
     Debt                                            312.9            244.2
Less cash and cash equivalents                       (96.2)          (169.0)
----------------------------------------------------------------------------
     Net Debt                                        216.7             75.2
Securitization facility (a)                              -             25.0
----------------------------------------------------------------------------
     Net Financings                            $     216.7            100.2
============================================================================
(a) The company's five-year securitization facility terminated on December 15, 2005 in accordance with its terms.


The company believes that Net Debt and Net Financings are useful measures of the company's financial leverage. This supplemental non-GAAP information should be viewed in conjunction with the company's condensed consolidated balance sheets.

                               THE BRINK'S COMPANY
                                and Subsidiaries

                      NON-GAAP RECONCILIATIONS (continued)
                                   (Unaudited)



Organic Revenue Growth

The following table provides supplemental information related to 2005 Organic Revenue Growth which is not required by GAAP. The company defines Organic Revenue Growth as the change in revenue from the prior year due to factors such as changes in prices for products and services (including the effect of fuel surcharges), changes in business volumes and changes in product mix. Estimates of changes due to fluctuations in foreign currency translation rates and the effects of new acquisitions are excluded from Organic Revenue Growth.


                                                Three Months     % change      Year Ended     % change
                                             Ended December 31,  from 2004     December 31,   from 2004
------------------------------------------------------------------------------------------------------
2004 revenues as reported:
   Brink's                                  $       515.9           N/A           1,931.9         N/A
   BHS                                               90.1           N/A             345.6         N/A
------------------------------------------------------------------------------------------------------
                                            $       606.0           N/A           2,277.5         N/A
======================================================================================================

Effects on 2005 revenue of acquisitions
and dispositions, net:
   Brink's                                  $        30.7             6             104.0           5
   BHS                                                -               -               -             -
------------------------------------------------------------------------------------------------------
                                            $        30.7             5             104.0           5
======================================================================================================

Effects on 2005 revenue of changes in
currency translation rates:
   Brink's                                  $       (17.3)           (3)             18.2           1
   BHS                                                0.1             -               0.4           -
------------------------------------------------------------------------------------------------------
                                            $       (17.2)           (3)             18.6           1
======================================================================================================

2005 Organic Revenue Growth:
   Brink's                                  $        30.8             6             102.8           5
   BHS                                               12.8            14              46.1          13
------------------------------------------------------------------------------------------------------
                                            $        43.6             7             148.9           7
======================================================================================================

2005 revenues as reported:
   Brink's                                  $       560.1             9           2,156.9          12
   BHS                                              103.0            14             392.1          13
------------------------------------------------------------------------------------------------------
                                            $       663.1             9           2,549.0          12
======================================================================================================

The supplemental 2005 Organic Revenue Growth information presented above is non-GAAP financial information that management believes is an important measure to evaluate results of existing operations without the effects of acquisitions, dispositions and currency exchange rates. This supplemental non-GAAP information does not affect net income or any other reported amounts. This supplemental non-GAAP information should be viewed in conjunction with the company's condensed consolidated statement of operations.

                               THE BRINK'S COMPANY
                                and Subsidiaries

                                      OTHER


Value-added taxes ("VAT") and customs duties


During 2004, the company determined that one of its non-U.S. Brink's business units had not paid foreign customs duties and VAT with respect to the importation of certain goods and services. The company was advised that civil and criminal penalties could be asserted for the non-payment of these customs duties and VAT. Although no penalties have been asserted to date, they could be asserted at any time. The business unit has provided the appropriate government authorities with an accounting of unpaid customs duties and VAT and has made payments covering its calculated unpaid VAT. As a result of its investigation, the company accrued charges of $1.1 million to operating profit and recorded estimated interest expense of $0.7 million related to this matter during 2004. The company believes that the range of reasonably possible losses is between $0.4 and $3.0 million for potential penalties on unpaid VAT and between $0 million and $35 million for unpaid customs duties and associated penalties. The company believes that the assertion of penalties on unpaid custom duties would be excessive and would vigorously defend against any such assertion. The company does not expect to be assessed interest charges in connection with any penalties that may be asserted. The company continues to diligently pursue the timely resolution of this matter and, accordingly, the company's estimate of the potential losses could change materially in future periods. The assertion of potential penalties may be material to the company's financial position and results of operations.



                                      # # #